State of California

OFFICE OF THE SECRETARY OF STATE

SECRETARY OF STATE

I, *Kevin Shelley*, Secretary of State of the State of California, hereby certify:

That the attached transcript of 2 page(s) has been compared with the record on file in this office, of which it purports to be a copy, and that it is full, true and correct.

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this day of

FEB 2 0 2003

Kevin Shelley

Secretary of State

ARTICLES OF INCORPORATION
OF
CITIZENS BANCORP

ARTICLE I

The name of this corporation is CITIZENS BANCORP

ARTICLE II

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

The name and address in the State of California of this corporation's initial agent for service of process is:

Carolyn M. Daly
305 Neal Street
Grass Valley, California, 95945

ARTICLE IV

This corporation is authorized to issue two classes of shares, designated respectively "Common Stock" and "Preferred Stock". This corporation is authorized to issue 5,000,000 shares, no par value, of Common Stock and 2,500,000 shares, no par value, of Preferred Stock. The Preferred Stock authorized by these Articles of Incorporation shall be issued from time to time in one or more series. The Board of Directors of this corporation (the "Board of Directors") is authorized to determine the designation of any such series and to fix the number of shares of any such series. The Board of Directors may determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock. Within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, the Board of Directors may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

ARTICLE V

A. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

B. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

C. Any repeal or modification of the foregoing provisions of this Article V by the shareholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, for the purposes of forming this corporation under the laws of the State of California, the undersigned incorporator of this corporation has executed these Articles of Incorporation this 19th day of February, 2003.

Matteo G. Daste, Incorporator

OFFICE OF THE SECRETARY OF STATE

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

The undersigned certify that:

1. They are the president and corporate secretary, respectively, of Citizens Bancorp, a California corporation.

2. Article IV of the Articles of Incorporation of this corporation is amended to read as follows:

"This corporation is authorized to issue two classes of shares, designated respectively "Common Stock" and "Preferred Stock". This corporation is authorized to issue 20,000,000 shares, no par value, of Common Stock and 2,500,000 shares, no par value, of Preferred Stock. The Preferred Stock authorized by these Articles of Incorporation shall be issued from time to time in one or more series. The Board of Directors of this corporation (the "Board of Directors") is authorized to determine the designation of any such series and to fix the number of shares of any such series. The Board of Directors may determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock. Within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, the Board of Directors may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series."

3. The aforementioned amendment is to increase the corporation's authorized Common Stock from 5,000,000 to 20,000,000 shares.

4. The corporation's Board of Directors has duly approved the forgoing amendment.

5. The total number of outstanding shares of corporation's Common Stock is 2,310,090. The percentage vote required was more than 50% of the outstanding shares. The number of shares of Common Stock voting in favor of the amendment equaled or exceeded the vote required.

6. The foregoing amendment been duly approved by the required vote of this Corporation's shareholders in accordance with the Articles of Incorporation and Sections 902 and 903 of the California Corporations Code.

We further declare under the penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: September 7, 2010

Gary D. Gall
President and Chief Executive Officer

Date: September 7, 2010

Rena L. Rua
Corporate Secretary

I hereby certify that the foregoing transcript of 1 page(s) is a full, true and correct copy of the original record in the custody of the California Secretary of State's office.

Date: SEP - 9 2010 LE

Debra Bowen

DEBRA BOWEN, Secretary of State